EXHIBIT 10.2

EMPLOYMENT AGREEMENT

                THIS EMPLOYMENT AGREEMENT (“Employment Agreement”) is made on the Execution Date (as defined below) and effective as of January 15, 2007, between RES-CARE, INC., a Kentucky corporation (the “Company”), and RICHARD L. TINSLEY (the “Employee”).

                RECITALS:

                WHEREAS, the Company has a need for a Chief Development Officer, and the Employee has substantial experience in the development of additional business and revenues; and

                WHEREAS, the Company and the Employee have reached agreement on the terms and conditions under which Employee will perform services for the Company.

                AGREEMENT:

                NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties agree as follows:

                1.             Employment and Term.  The Company hereby employs the Employee, and the Employee accepts such employment, upon the terms and conditions herein set forth for an initial term commencing on January 15, 2007 (the “Commencement Date”), and ending on December 31, 2010, subject to earlier termination only in accordance with the express provisions of this Employment Agreement (“Initial Term”).  At the option of the Company and with the consent of the Employee, this Employment Agreement may be extended for successive periods of one (1) year each (the “Additional Term(s)”) on the same terms and conditions.  The Company’s option to extend this Employment Agreement for any Additional Term shall be exercisable by written notice to Employee no later than thirty (30) days prior to the end of the Initial Term or any then effective Additional Term.  The Initial Term and any effective Additional Terms shall be collectively referred to as the “Term.”  For purposes of this Employment Agreement, the term “Execution Date” shall mean the later of (i) the date this Employment Agreement is signed by the Employee and (ii) the date this Employment Agreement is signed on behalf of the Company.

                2.             Duties.

                (a)           Employment as Chief Development Officer.  During the Term, the Employee shall serve as the Chief Development Officer of the Company.  The Employee shall, subject to the supervision and control of the President and Chief Executive Officer of the Company (“President”), (i) develop additional business and revenues for the Company and its subsidiaries, including, as appropriate, identifying, locating, analyzing, negotiating, and arranging for the acquisition of new business of the Company and its subsidiaries through the acquisition of equity interests in or the assets of existing enterprises, joint venture arrangements, management agreements or consulting agreements; (ii) negotiate for and oversee the disposition of assets, businesses and/or operations of the Company and its subsidiaries; and (iii) perform such other duties and exercise such powers over and with regard to the business of the Company, its subsidiaries, affiliates and their operations as may be prescribed from time to time by the President, including, without limitation, serving as an officer and/or director of one or more subsidiaries or affiliates of the Company, if elected to such positions, without any further salary or other compensation.

                (b)           Time and Effort.  The Employee shall devote Employee’s best efforts and all of Employee’s business time, energies and talents exclusively to the business of the Company and to no other business during the Term; provided, however, that subject to the restrictions in Section 7 hereof, the Employee may (i) invest Employee’s personal assets in such form or manner as will not require Employee’s services in the operation of the affairs of the entities in which such investments are made and (ii) subject to satisfactory performance of the duties described in Section 2(a) hereof, devote such time as may be reasonably required for Employee to continue to maintain Employee’s current level of participation in various civic and charitable activities.

                (c)           Employee Certification of Eligibility.  Not less frequently than annually and upon the termination of the Employee’s employment hereunder for any reason other than Employee’s death, the Employee shall execute and deliver to the President and/or any other authorized officer designated by the Company a certificate (ResCare Annual Employment Re-Certification Eligibility Form) confirming, to the best of the Employee’s knowledge, that the Employee remains eligible for employment with the Company.  This same certificate will certify that the Employee has complied with applicable laws, regulations and Company policies regarding the provision of services to clients and billings to its paying agencies, Company policies on training, Drug and Alcohol-Free Program, Prohibition of Harassment, Affirmative Action Equal Employment Opportunity and Violence in the Workplace.  This statement shall state that the Employee is not aware of any such violation by other employees, independent contractors, vendors, or other individuals performing services for the Company and its subsidiaries that they did not report as appropriate.

                3.             Compensation and Benefits.

                (a)           Base Salary.  The Company shall pay to the Employee during the Term an annual salary (the “Base Salary”), which initially shall be $190,000.  The Base Salary shall be due and payable in substantially equal bi-weekly installments or in such other installments as may be necessary to comport with the Company’s normal pay periods for all employees.  The Base Salary may be adjusted from time to time for changes in the Employee’s responsibilities.

                Provided that this Employment Agreement or Employee’s employment hereunder shall not have been terminated for any reason, the Base Salary shall be increased, effective as of the first day of each January, commencing January 1, 2008, by the greater of (i) five percent (5%), and (ii) the percentage by which the Consumer Price Index for all Urban Consumers (CPI-U), All-Items, 1982-1984=100, as published by the Bureau of Labor Statistics (the “CPI”) established for the month of December immediately preceding the date on which the adjustment is to be made exceeds the CPI published for the month of December of the immediately preceding year.  If the Bureau of Labor Statistics suspends or terminates its publication of the CPI, the parties agree that a reasonably comparable price index shall be substituted for the CPI.

                (b)           Incentive Plan.  During the Term, the Employee shall be eligible for incentive compensation in accordance with a written incentive program mutually established by the President and the Employee on a calendar year basis (the “Incentive Plan”).  The Incentive Plan shall provide that sixty-five percent (65%) of the maximum incentive that may be earned by the Employee shall be based on goals mutually established by the President and the Employee and thirty-five percent (35%) of the maximum incentive that may be earned by the Employee shall be based on the financial performance of the Company and its subsidiaries as a whole.  In no event shall Employee earn any incentive for any calendar year unless the net income of the Company and its subsidiaries on a consolidated basis, determined in accordance with generally accepted accounting principles consistently applied (“Net Income”), for the respective calendar year equals or exceeds ninety percent (90%) of the Net Income target for the respective calendar year as established by the Board of Directors at the beginning of such calendar year.  All incentive payments under the Incentive Plan shall be determined annually, and shall be calculated by reference to the incentive percentage earned by the Employee multiplied by the Base Salary actually paid to the Employee for the period for which the incentive is determined.  The maximum percentage of the Employee’s Base Salary that the Employee may earn under the Incentive Plan shall be forty percent (40%) of the Base Salary actually paid to the Employee for the period for which the incentive is determined (with the actual percentage to be determined within such range based upon a scale of performance mutually agreed to by the President and the Employee on an annual basis).  Any annual incentive earned by the Employee for any period shall be paid by the Company to the Employee not later than seventy-four (74) days after the end of the applicable calendar year.  Any amounts earned by the Employee under the Incentive Plan shall be hereinafter referred to as the “Incentive Bonus.”  The Company may elect to pay all or a portion of the Incentive Bonus earned by Employee for any period in cash and/or options to purchase shares of Company common stock.  In the event the Company elects to pay all or a portion of any Incentive Bonus so earned by Employee in options to purchase shares of Company common stock, such options shall be issued on the date that the Incentive Bonus so earned is payable, at an exercise price based on the closing sale price of Company common stock as reported on the Nasdaq National Market on such date (or if such date is not a trading date for the Company common stock, on the immediately preceding trading date).  All of such options shall vest and be exercisable on the date consistent with other grants under the Incentive Plan to similarly situated employees of the Company.

                (c)           Restricted Stock Award.

                (i)            The restricted shares of common stock of the Company awarded under this paragraph (c) (collectively, the “Restricted Shares”) shall be awarded pursuant to and, to the extent not expressly inconsistent herewith, governed by the Company stock option and incentive compensation plan as in effect as the effective date of the respective award (the “Stock Plan”).  The number of Restricted Shares shall be adjusted in accordance with the terms of the Stock Plan for stock splits, stock dividends, recapitalizations and the like.  Until and only to the extent the Restricted Shares shall vest as provided herein, all stock certificates evidencing the Restricted Shares owned by Employee shall be held by the Company for the benefit of Employee.  As and to the extent any Restricted Shares shall vest as provided herein, the Company will promptly deliver certificates representing such vested shares to Employee.

                (ii)           Effective on the Execution Date, the Company shall award to Employee 5,000 restricted shares of common stock of the Company. The restricted shares awarded as provided in the preceding sentence shall be referred to as the “Restricted Shares.”    The Restricted Shares shall be subject to vesting as provided below.  Provided Employee shall continue to be employed hereunder, one-fourth (1/4) of the Restricted Shares shall vest on June 1, 2007, an additional one-fourth (1/4) of the Restricted Shares shall vest on June 1, 2008, an additional one-fourth (1/4) of the Restricted Shares shall vest on June 1, 2009, and the final one-fourth (1/4) of the Restricted Shares shall vest on June 1, 2010.

                (iii)          Notwithstanding any provision in this paragraph (c) to the contrary, all of the Restricted Shares that have not been previously vested shall immediately vest if Employee shall continue to be employed hereunder and (A) Employee shall die, (B) Employee shall be subject to a “permanent disability” as described in Section 4(b) hereof, or (C) a Change of Control (as defined below) has occurred with respect to the Company. A “Change of Control” for purposes of this subparagraph (iii) shall have the same meaning as that term is given in the Stock Plan.

                (d)           Participation in Benefit Plans.  During the Term, Employee shall be entitled to participate in all employee benefit plans and programs (including but not limited to paid time off policies, retirement and profit sharing plans, health insurance, etc.) provided by the Company under which the Employee is eligible in accordance with the terms of such plans and programs, subject to all applicable and customary waiting and vesting periods.  The Company reserves the right to amend, modify or terminate in their entirety any of such programs and plans.

                (e)           Out-of-Pocket Expenses.  The Company shall promptly pay the ordinary, necessary and reasonable expenses incurred by the Employee in the performance of the Employee’s duties hereunder (or if such expenses are paid directly by the Employee shall promptly reimburse Employee for such payment), consistent with the reimbursement policies adopted by the Company from time to time and subject to the prior written approval by the President.

(f)            Withholding of Taxes; Income Tax Treatment.  If, upon the payment of any compensation or benefit to the Employee under this Employment Agreement (including, without limitation, in connection with payment of any bonus, stock award or benefit), the Company determines in its discretion that it is required to withhold or provide for the payment in any manner of taxes, including but not limited to, federal income or social security taxes, state income taxes or local income taxes, the Employee agrees that the Company may satisfy such requirement by:

                (i)            withholding an amount necessary to satisfy such withholding requirement from the Employee’s compensation or benefit; or

                (ii)           conditioning the payment or transfer of such compensation or benefit upon the Employee’s payment to the Company of an amount sufficient to satisfy such withholding requirement.

The Employee agrees that Employee will treat all of the amounts payable pursuant to this Employment Agreement as compensation for income tax purposes.

                4.             Termination.  The Employee’s employment hereunder may be terminated under this Employment Agreement as follows, subject to the Employee’s rights pursuant to Section 5 hereof:

                (a)           Death.  The Employee’s employment hereunder shall terminate upon Employee’s death.

                (b)           Disability.  The Employee’s employment shall terminate hereunder at the earlier of (i) immediately upon the Company’s determination (conveyed by a Notice of Termination (as defined in paragraph (f) of this Section 4)) that the Employee is permanently disabled, and (ii) the Employee’s absence from Employee’s duties hereunder for 180 days.  “Permanent disability” for purposes of this Employment Agreement shall mean the onset of a physical or mental disability which prevents the Employee from performing the essential functions of the Employee’s duties hereunder, which is expected to continue for 180 days or more, subject to any reasonable accommodation required by state and/or federal disability anti-discrimination laws, including, but not limited to, the Americans With Disabilities Act of 1990, as amended.

                (c)           Cause.  The Company may terminate the Employee’s employment hereunder for Cause.  For purposes of this Employment Agreement, the Company shall have “Cause” to terminate the Employee’s employment because of the Employee’s personal dishonesty, intentional misconduct, breach of fiduciary duty involving personal profit, failure to perform Employee’s duties hereunder, conviction of, or plea of nolo contendere to, any law, rule or regulation (other than traffic violations or similar offenses) or breach of any provision of this Employment Agreement.

                (d)           Without Cause.  The Company may terminate the Employee’s employment under this Employment Agreement at any time without Cause (as defined in paragraph (c) of this Section 4) by delivery of a Notice of Termination specifying a date of termination at least thirty (30) days following delivery of such notice.

                (e)           Voluntary Termination.  By not less than thirty (30) days prior written notice to the President, Employee may voluntarily terminate Employee’s employment hereunder.

                (f)            Notice of Termination.  Any termination of the Employee’s employment by the Company during the Term pursuant to paragraphs (b), (c) or (d) of this Section 4 shall be communicated by a Notice of Termination from the Company to the Employee.  Any termination of the Employee’s employment by the Employee during the Term pursuant to paragraph (e) of this Section 4 shall be communicated by a Notice of Termination from Employee to the Company.  For purposes of this Employment Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Employment Agreement relied upon and in the case of any termination for Cause shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment.

                (g)           Date of Termination.  The “Date of Termination” shall, for purposes of this Employment Agreement, mean:  (i) if the Employee’s employment is terminated by Employee’s death, the date of Employee’s death; (ii) if the Employee’s employment is terminated on account of disability pursuant to Section 4(b) above, thirty (30) days after Notice of Termination is given (provided that the Employee shall not, during such 30-day period, have returned to the performance of Employee’s duties on a full-time basis), (iii) if the Employee’s employment is terminated by the Company for Cause pursuant to Section 4(c) above, the date specified in the Notice of Termination, (iv) if the Employee’s employment is terminated by the Company without Cause, pursuant to Section 4(d) above, the date specified in the Notice of Termination, (v) if the Employee’s employment is terminated voluntarily pursuant to Section 4(e) above, the date specified in the Notice of Termination, and (vi) if the Employee’s employment is terminated by reason of an election by either party not to extend the Term, the last day of the then effective Term.

                5.             Compensation upon Termination or During Disability.

                (a)           Death.  If the Employee’s employment shall be terminated by reason of Employee’s death during the Term, the Employee shall continue to receive installments of Employee’s then current Base Salary until the date of Employee’s death, shall receive any earned but unpaid Incentive Bonus for any calendar year ending prior to the date of Employee’s death.

                (b)           Disability.  If the Employee’s employment shall be terminated by reason of Employee’s disability during the Term, the Employee shall continue to receive installments of Employee’s then current Base Salary while actively at work and until the earlier of (i) the date of termination in accordance with Section 4(b) of this Employment Agreement or (ii) the date that short or long-term disability payments to the Employee commence under any plan or program then provided and funded by the Company.  If the Employee’s installments of Base Salary cease by reason of clause (ii) of the preceding sentence but the benefits payable under any such disability plan or program do not provide 100% replacement of the Employee’s installments of Base Salary during such period, the Employee shall be paid at regular payroll intervals until the provisions of clause (i) of the preceding sentence becomes effective, an amount equal to the difference between the periodic installments of Employee’s then current Base Salary that would have otherwise been payable and the disability benefit paid from such disability plan or program.  In the event of any such termination, the Employee shall also receive any earned but unpaid Incentive Bonus for any calendar year prior to the Date of Termination.  Upon termination due to death prior to a termination as specified in the preceding provisions of this paragraph (b), the payment provisions of this paragraph (b) shall no longer apply and Section 5(a) above shall apply.

                (c)           Cause.  If the Employee’s employment shall be terminated for Cause, the Employee shall continue to receive installments of Employee’s then current Base Salary only through the Date of Termination and the Employee shall not be entitled to receive any Incentive Bonus (other than any earned but unpaid Incentive Bonus for any prior calendar year), and shall not be eligible for any severance payment of any nature.

                (d)           Without Cause.  If the Employee’s employment is terminated without Cause, and such Notice of Termination is given within six (6) months after the Commencement Date, the Employee shall continue to receive installments of Employee’s then current Base Salary until the Date of Termination and for four (4) months thereafter and the Employee shall not be entitled to receive any Incentive Bonus.  If the Employee’s employment shall be terminated without Cause and such Notice of Termination is given more than six (6) months after the Commencement Date, the Employee shall continue to receive installments of Employee’s then current Base Salary until the Date of Termination and for twelve (12) months thereafter and the Employee shall also be entitled to receive any earned but unpaid Incentive Bonus for any calendar year ending prior to the Date of Termination.

                (e)           Expiration of Term.  If the Employee’s employment shall be terminated by reason of expiration of the Term (irrespective of which party elected not to extend the Term), the Employee shall continue to receive installments of Employee’s then current Base Salary until the Date of Termination and the Company shall pay the Employee any earned Incentive Bonus for the last calendar year of the Term.

                (f)            Voluntary Termination.  If the Employee’s employment shall be terminated pursuant to Section 4(e) hereof, the Employee shall continue to receive installments of Employee’s then current Base Salary until the Date of Termination and the Employee shall not be entitled to receive any then unpaid Incentive Bonus (other than any earned but unpaid Incentive Bonus for any calendar year ending prior to the date Employee gives Notice of Termination), and shall not be entitled to any severance payment of any nature.

                (g)           No Further Obligations after Payment.  After all payments, if any, have been made to the Employee pursuant to the applicable provisions of paragraphs (a) through (f) of this Section 5, the Company shall have no further obligations to the Employee under this Employment Agreement other than the provision of any employee benefits required to be continued under applicable law.

                6.             Duties Upon Termination.  Upon the termination of Employee’s employment hereunder for any reason whatsoever (including but not limited to the failure of the parties hereto to agree to the extension of this Employment Agreement pursuant to Section 1 hereof), Employee shall promptly (a) comply with Employee’s obligation to deliver an executed exit interview document as provided in accordance with Company policy, and (b) return to the Company any property of the Company or its subsidiaries then in Employee’s possession or control, including without limitation, any Confidential Information (as defined in Section 7(d)(iii) hereof) and whether or not constituting Confidential Information, any technical data, performance information and reports, sales or marketing plans, documents or other records, and any manuals, drawings, tape recordings, computer programs, discs, and any other physical representations of any other information relating to the Company, its subsidiaries or affiliates or to the Business (as defined in Section 7(d)(iv) hereof) of the Company.  Employee hereby acknowledges that any and all of such documents, items, physical representations and information are and shall remain at all times the exclusive property of the Company.

                7.             Restrictive Covenants.

                (a)           Acknowledgments.  Employee acknowledges that (i) Employee’s services hereunder are of a special, unique and extraordinary character and that Employee’s position with the Company places Employee in a position of confidence and trust with the operations of the Company, its subsidiaries and affiliates (collectively, the “Res-Care Companies”) and allows Employee access to Confidential Information, (ii) the Company has provided Employee with a unique opportunity as Chief Development Officer of the Company, (iii) the nature and periods of the restrictions imposed by the covenants contained in this Section 7 are fair, reasonable and necessary to protect and preserve for the Company the benefits of Employee’s employment hereunder, (iv) the Res-Care Companies would sustain great and irreparable loss and damage if Employee were to breach any of such covenants, (v) the Res-Care Companies conduct and are aggressively pursuing the conduct of their business actively in and throughout the entire Territory (as defined in paragraph (d)(ii) of this Section 7), and (vi) the Territory is reasonably sized because the current Business of the Res-Care Companies is conducted throughout such geographical area, the Res-Care Companies are aggressively pursuing expansion and new operations throughout such geographic area and the Res-Care Companies require the entire Territory for profitable operations.

                (b)           Confidentiality and Non-disparagement Covenants. Having acknowledged the foregoing, Employee covenants that without limitation as to time, (i) commencing on the Commencement Date, Employee will not directly or indirectly disclose or use or otherwise exploit for Employee’s own benefit, or the benefit of any other Person (as defined in paragraph (d)(v) of this Section 7), except as may be necessary in the performance of Employee’s duties hereunder, any Confidential Information, and (ii) commencing on the Date of Termination, Employee will not disparage or comment negatively about any of the Res-Care Companies, or their respective officers, directors, employees, policies or practices, and Employee will not discourage anyone from doing business with any of the Res-Care Companies and will not encourage anyone to withdraw their employment with any of the Res-Care Companies.

                (c)           Covenants.  Having acknowledged the statements in Section 7(a) hereof, Employee covenants and agrees with the Res-Care Companies that Employee will not, directly or indirectly, from the Commencement Date until the Date of Termination, and for a period of twelve (12) months thereafter, directly or indirectly (i) offer employment to, hire, solicit, divert or appropriate to Employee or any other Person, any business or services (similar in nature to the Business) of any Person who was an employee or an agent of any of the Res-Care Companies at any time during the last twelve (12) months of Employee’s employment hereunder; or (ii) own, manage, operate, join, control, assist, participate in or be connected with, directly or indirectly, as an officer, director, shareholder, partner, proprietor, employee, agent, consultant, independent contractor or otherwise, any Person which is, at the time, directly or indirectly, engaged in the Business of the Res-Care Companies within the Territory.  The Employee further agrees that from the Commencement Date until the Date of Termination, Employee will not undertake any planning for or organization of any business activity that would be competitive with the Business.  Notwithstanding the foregoing, Employee agrees that if this Employment Agreement shall be terminated by reason of expiration of the Term (irrespective of which party elected not to extend the Term), the covenants in this paragraph (c) shall survive the expiration thereof until twelve (12) months after the last day of employment of Employee by any Res-Care Company.

                (d)           Definitions.  For purposes of this Employment Agreement:

                (i)            For purposes of this Section 7, “termination of Employee’s employment” shall include any termination pursuant to paragraphs (b), (c), (d) and (e) of Section 4 hereof, the termination of such Employee’s employment by reason of the failure of the parties hereto to agree to the extension of this Agreement pursuant to Section 1 hereof or the voluntary termination of Employee’s employment hereunder.

                (ii)           The “Territory” shall mean the forty-eight (48) contiguous states of the United States, the United States Virgin Islands, Puerto Rico and all of the Provinces of Canada.

                (iii)          “Confidential Information” shall mean any business information relating to the Res-Care Companies or to the Business (whether or not constituting a trade secret), which has been or is treated by any of the Res-Care Companies as proprietary and confidential and which is not generally known or ascertainable through proper means.  Without limiting the generality of the foregoing, so long as such information is not generally known or ascertainable by proper means and is treated by the Res-Care Companies as proprietary and confidential, Confidential Information shall include the following information regarding any of the Res-Care Companies:

(1)                          any patent, patent application, copyright, trademark, trade name, service mark, service name, “know-how” or trade secrets;

(2)                          customer lists and information relating to (i) any client of any of the Res-Care Companies or (ii) any client of the operations of any other Person for which operations any of the Res-Care Companies provides management services;

(3)                          supplier lists, pricing policies, consulting contracts and competitive bid information;

(4)                          records, operational methods and Company policies and procedures, including manuals and forms;

(5)                          marketing data, plans and strategies;

(6)                          business acquisition, development, expansion or capital investment plan or activities;

(7)                          software and any other confidential technical programs;

(8)                          personnel information, employee payroll and benefits data;

(9)                          accounts receivable and accounts payable;

(10)                    other financial information, including financial statements, budgets, projections, earnings and any unpublished financial information; and

(11)                    correspondence and communications with outside parties.

                (iv)          The “Business” of the Res-Care Companies shall mean the business of providing training or job placement services as provided in the Company’s Employment and Training Services Group, youth treatment or services, home care or periodic services to the elderly, services to persons with mental retardation and other developmental disabilities, including but not limited to persons who have been dually diagnosed, services to persons with acquired brain injuries, or providing management and/or consulting services to third parties relating to any of the foregoing.

                (v)           The term “Person” shall mean an individual, a partnership, an association, a corporation, a trust, an unincorporated organization, or any other business entity or enterprise.

                (e)           Injunctive Relief, Invalidity of any Provision.  Employee acknowledges that Employee’s breach of any covenant contained in this Section 7 will result in irreparable injury to the Res-Care Companies and that the remedy at law of such parties for such a breach will be inadequate.  Accordingly, Employee agrees and consents that each of the Res-Care Companies in addition to all other remedies available to them at law and in equity, shall be entitled to seek both preliminary and permanent injunctions to prevent and/or halt a breach or threatened breach by Employee of any covenant contained in this Section 7.  If any provision of this Section 7 is invalid in part or in whole, it shall be deemed to have been amended, whether as to time, area covered, or otherwise, as and to the extent required for its validity under applicable law and, as so amended, shall be enforceable.  The parties further agree to execute all documents necessary to evidence such amendment.

                (f)            Advice to Future Employers.  If Employee, in the future, seeks or is offered employment by any other Person, Employee shall provide a copy of this Section 7 to the prospective employer prior to accepting employment with that prospective employer.

                8.             Entire Agreement; Modification; Waiver.  This Employment Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties.  No supplement, modification, or amendment of this Employment Agreement shall be binding unless executed in writing by all parties hereto (other than as provided in the next to last sentence of Section 7(e) hereof).  No waiver of any of the provisions of this Employment

Agreement will be deemed, or will constitute, a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver.  No waiver will be binding unless executed in writing by the party making the waiver.

                9.             Successors and Assigns; Assignment.  This Employment Agreement shall be binding on, and inure to the benefit of, the parties hereto and their respective heirs, executors, legal representatives, successors and assigns; provided, however, that this Employment Agreement is intended to be personal to the Employee and the rights and obligations of the Employee hereunder may not be assigned or transferred by Employee.

                10.           Notices.  All notices, requests, demands and other communications required or permitted to be given or made under this Employment Agreement, or any other agreement executed in connection therewith, shall be in writing and shall be deemed to have been given on the date of delivery personally or upon deposit in the United States mail postage prepaid by registered or certified mail, return receipt requested, to the appropriate party or parties at the following addresses (or at such other address as shall hereafter be designated by any party to the other parties by notice given in accordance with this Section):

To the Company:

Res-Care, Inc.

10140 Linn Station Road

Louisville, Kentucky 40223

Attn:       Ralph G. Gronefeld, Jr.

                President and Chief Executive Officer

To the Employee:

Richard L. Tinsley

2108 Highland Springs Place

Louisville, Kentucky 40245

                11.           Execution in Counterparts.  This Employment Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

                12.           Further Assurances.  The parties each hereby agree to execute and deliver all of the agreements, documents and instruments required to be executed and delivered by them in this Employment Agreement and to execute and deliver such additional instruments and documents and to take such additional actions as may reasonably be required from time to time in order to effectuate the transactions contemplated by this Employment Agreement.

                13.           Severability of Provisions.  The invalidity or unenforceability of any particular provision of this Employment Agreement shall not affect the other provisions hereof and this

Employment Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

                14.           Governing Law; Jurisdiction; Venue.  This Employment Agreement is executed and delivered in, and shall be governed by, enforced and interpreted in accordance with the laws of, the Commonwealth of Kentucky.  The parties hereto agree that the federal or state courts located in Kentucky shall have the exclusive jurisdiction with regard to any litigation relating to this Employment Agreement and that venue shall be proper only in Jefferson County, Kentucky, the location of the principal office of the Company.

                15.           Tense; Captions.  In construing this Employment Agreement, whenever appropriate, the singular tense shall also be deemed to mean the plural, and vice versa, and the captions contained in this Employment Agreement shall be ignored.

                16.           No Conflict; Indemnification.  Employee represents, warrants and covenants to the Company that the execution of this Employment Agreement and the performance by Employee of services for the Company as contemplated herein will not violate any agreement or covenant to which the Employee is a party or is bound.  The representations, warranties and covenants in this Section 16 are a material condition to the execution of this Employment Agreement and the obligations of the Company herein.  During the Term, Employee will perform his services hereunder in a manner that does not violate any such agreement, including any confidentiality covenants contained therein.  Employee agrees to indemnify and hold harmless the Res-Care Companies from any breach of the representations, warranties and covenants in this Section 16.

                17.           Survival.  The provisions of Sections 5, 6, 7 and 16 hereof shall survive the termination, for any reason, of this Employment Agreement, in accordance with their terms.

[The remainder of this page is intentionally blank — signatures begin on next page.]

                IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the dates set forth below.

RES-CARE, INC.

Date:	March 24, 2007	By:	/s/ Ralph G. Gronefeld, Jr.
Ralph G. Gronefeld, Jr.
President and Chief Executive Officer

Date:	March 19, 2007	/s/ Richard L. Tinsley
Richard L. Tinsley